CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen All Cap Energy MLP Opportunities Fund of our report dated January 24, 2018, relating to the financial statements and financial highlights, which appears in Nuveen All Cap Energy MLP Opportunities Fund’s Annual Report on Form N-CSR for the year ended November 30, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 12, 2018